Ampex Corporation
                                  500 Broadway
                         Redwood City, California 94063




June 1, 1999

To Our Stockholders:

     I am writing to inform you that the 1999 Annual Meeting of Stockholders, which commenced on May 28, 1999, was adjourned by vote of stockholders to allow additional time for stockholders to return their proxies to the Company. The adjourned meeting will recommence at the offices of the Company at 500 Broadway, Redwood City, California, on Friday, June 18, 1999, at 9:00 a.m., for the purposes specified in the Notice of Meeting and Proxy Statement dated April 16, 1999 previously sent to stockholders. You are cordially invited to attend the adjourned meeting.

     I wish to advise you of one correction to the Proxy Statement previously sent to stockholders. Under the section entitled "Voting Rights" it is stated that abstentions and broker non-votes will have the same effect as a vote against adoption of a Proposal. This statement is correct only with respect to Proposal 2 - Amendment to Restated Certificate of Incorporation. The other Proposals will be adopted upon the affirmative vote of the holders of a majority or plurality (as indicated in the Proxy Statement) of the shares of Class A Stock represented and voting at the meeting on the Proposal.

     At present, the Corporation has received sufficient votes to adopt each of the Proposals on the corrected basis described in this letter. If you have already voted and wish your previous vote to stand, no action is required on your part. However, if you have not yet voted you may do so by signing and returning your proxy card prior to the adjourned meeting on June 18, 1999. If for any reason you have already voted but want to change your vote on any
Proposal you may do so by contacting our solicitation firm, D.F. King & Co., Inc. at (800) 758-5880 and requesting a new proxy card, or by attending the adjourned meeting and voting in person. If your shares are held by your broker or banker, please contact the person responsible for your account for assistance.

         Thank you for your continued support.

                                       Sincerely,


                                       /s/ Edward J. Bramson
                                       Edward J. Bramson
                                       Chairman